Exhibit 99.3

[LETTERHEAD OF RBC DOMINION SECURITIES INC.]

The Board of Directors

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario

L6K 2Y1

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 25, 2014, to the Board of Directors of Tim Hortons Inc. (“Tim Hortons”) as Annex H to, and reference thereto under the headings “SUMMARY — Tim Hortons Financial Advisors — RBC Capital Markets” and “THE TRANSACTIONS — Opinions of Tim Hortons Financial Advisors — Opinion of RBC Capital Markets” in, the information statement/circular relating to the proposed transactions involving Tim Hortons and Burger King Worldwide, Inc. (“Burger King Worldwide”), which information statement/circular forms a part of the Registration Statement on Form S-4 of 1011773 B.C. Unlimited Liability Company and New Red Canada Partnership (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Dominion Securities Inc.
RBC DOMINION SECURITIES INC.

September 16, 2014